As filed with the Securities and Exchange Commission on October 14, 2009

Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CKX, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7812	27-0118168
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

650 Madison Avenue
New York, New York 10022
(212) 838-3100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Robert F.X. Sillerman
Chairman and Chief Executive Officer
CKX, Inc.
650 Madison Avenue
New York, New York 10022
(212) 838-3100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Alan I. Annex, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200

Approximate date of commencement of proposed sale to the public:  from time to time after the effective date of this Registration Statement.

If the only Securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	per Share(2)	Offering Price(2)	Fee
Common Stock, $.01 par value per share(3)	7,850,000 shares	$6.26	$49,141,000	$2,742.07

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of our common stock on October 7, 2009, as reported on The Nasdaq National Market.

(3)	Such shares are being registered for resale from time to time by certain selling stockholders.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 14, 2009

Prospectus

CKX, Inc.

7,850,000 shares

Common Stock

This prospectus is being filed to register the offer and sale from time to time of up to 7,850,000 shares of our outstanding common stock on behalf of certain selling stockholders. If required we will provide a prospectus supplement that will contain specific information about the terms of this offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information under the heading “Where You Can Find Additional Information.”

The company is neither offering nor selling shares under this prospectus nor will it receive any of the proceeds from the sale of the shares.

The prices at which such stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is quoted on The NASDAQ National Market® under the symbol “CKXE.” On October 13, 2009, the closing sale price for our common stock as reported on The NASDAQ National Market® was $6.59 per share.

This prospectus should be read in conjunction with the documents incorporated by reference herein. We have not authorized anyone to provide you with different information.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October   , 2009.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information from that contained in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that address, among other things, the popularity of our entertainment properties, our ability to retain key executives, the willingness of third parties to continue to produce, distribute and promote our entertainment properties, market acceptance of our products and services, expansion into new targeted markets, product development, sales and marketing strategies, development and maintenance of strategic alliances, technological advancement, use of proceeds, projected capital expenditures, liquidity and availability of additional funding sources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intends,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of such terms or other comparable terminology. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. We undertake no obligation beyond that required by law to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Our actual future results and trends may differ materially from expectations depending on a variety of factors discussed in this prospectus and the documents incorporated by reference into this prospectus. These factors include without limitation: (a) the impact of current global economic conditions and the global financial crisis on our business and financial condition; (b) our dependence upon a limited number of properties which may, over time, decline in popularity; (c) our relationships with third parties, including our co-producers, television broadcasters, and record companies; (d) our ability to complete or integrate future acquisitions; (e) the management of our expected growth; (f) the rights of certain affiliates, minority interests and third parties to exploit our intellectual property for commercial purposes; (g) the adequacy of our intellectual property rights to protect our business; (h) the departure of or failure to recruit key personnel, including on-air talent; (i) our ability to obtain additional debt or equity financing on favorable terms, or at all; (j) the favorability of currency exchange rates; (k) our dependence upon distributions from our operating subsidiaries and joint ventures to fund our operations and any limits on their ability to make such distributions imposed by their existing and future creditors; (l) the concentration of ownership of our capital stock with our executive officers and non-independent directors and their affiliates; (m) being subject to extensive governmental regulation, and any failure on our part to comply with regulations; and (n) the liquidity risks that we face in the operation of our business.

In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

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SUMMARY

This summary does not contain all of the information that may be important to you. You should read the following summary together with the more detailed information and financial statements, including the notes to those statements, appearing elsewhere in or incorporated by reference into this prospectus. Except where the context requires otherwise, in this prospectus the terms “company,” “CKX,” “we,” “us” and “our” refer to CKX, Inc., and, where appropriate, its subsidiaries. You should carefully consider all information in this prospectus, including the matters discussed in “Risk Factors” on page 2.

CKX, INC.

We are engaged in the ownership, development and commercial utilization of entertainment content. Our strategy is to create and retain an ownership interest in entertainment content and to seek to enhance its value through the control of multiple complementary revenue streams. As more fully described below, our primary assets and operations include:

•	19 Entertainment Limited, which owns, among other properties, proprietary rights to the IDOLS and the So You Think You Can Dance television brands, both of which air in the United States and, together with local formats, around the world;

•	An 85% ownership interest in Elvis Presley Enterprises, which owns the rights to the name, image and likeness of Elvis Presley, certain music and other intellectual property created by or related to Elvis and the operations of Graceland, and which has partnered with Cirque du Soleil for the creation of Elvis Presley-themed shows and projects around the world; and

•	An 80% ownership interest in Muhammad Ali Enterprises, which owns the rights to the name, image and likeness of, as well as certain trademarks and other intellectual property related to, Muhammad Ali.

Our existing properties generate recurring revenues across multiple entertainment platforms, including music and television; licensing and merchandising; artist management; themed attractions and touring/live events.

Our principal executive offices are located at 650 Madison Avenue, New York, New York 10022 and our telephone number is (212) 838-3100. We maintain a website at www.ckx.com. The information contained on our website is not incorporated by reference and does not constitute a part of this prospectus.

THE OFFERING

Common stock offered	7,850,000 shares.

Use of proceeds	We will not receive any of the proceeds of sales of common stock by the selling stockholders.

The NASDAQ National Market® symbol	CKXE.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained or incorporated by reference in this prospectus before purchasing our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected, the value of our common stock could decline, and you may lose all or part of your investment. The risks and uncertainties described below are those that we currently believe may materially affect our company.

Risks Related to Our Business

Current economic conditions and the global financial crisis may have an impact on our business and financial condition in ways that we currently cannot predict.

The global economy is currently experiencing a significant contraction, which has had a detrimental impact on the availability and pricing of business and consumer credit. This current decrease and any future decrease in economic activity in the United States or in other regions of the world in which we do business could adversely affect our financial condition and results of operations. Continued and potentially increased volatility, instability and economic weakness and a resulting decrease in discretionary consumer and business spending may result in a reduction in our revenues, including from sponsorship sales, licensing, Graceland and tour attendance and music sales. We currently cannot predict the extent to which our revenues may be impacted.

As a result of the increased cost of borrowing resulting from the current global credit crisis, our existing credit facility, which does not come due until May 2011, bears interest at rates which are substantially below the market for newly issued senior debt. Although the amounts outstanding under our existing credit facility are not due and payable until May 2011, we are in discussions with respect to refinancing our existing credit facility. Based on the current debt market, we expect that any new debt financing arrangements will be at interest rates in excess of the interest rates currently required under our existing credit facility. There can be no assurance that we will complete a refinancing on the terms described above or at all. Even if we do not complete a new debt financing, if we were to pursue any business activity which requires the consent of our lenders under the terms of our existing credit facility, it is possible that the lenders would seek as compensation for approving such activities an increase in our interest rates to an amount consistent with current market rates. Therefore, a decision by our company to pursue any such activities could result in a significant increase in our cost of borrowing.

We maintain operating bank accounts at a number of financial institutions in the United States and United Kingdom. A significant amount of our cash balances in the United States are in excess of the government’s Federal Deposit Insurance Corporation (FDIC) insurance limits. The FDIC insures deposits in most banks and savings associations located in the United States and protects depositors against the loss of their deposits if an FDIC-insured bank or savings association fails. The FDIC is also providing unlimited coverage on non-interest bearing transaction accounts through December 31, 2009 for banks participating in the FDIC Temporary Liquidity Guarantee Program. The balances held by us in the United Kingdom are not insured or guaranteed by the FDIC or any other governmental agency. We could incur substantial losses if the underlying financial institutions fail or are otherwise unable to return our deposits.

The continued success of our product offerings, including the popularity of our entertainment properties, is dependent on a variety of factors.

We rely heavily upon the continued appeal of the IDOLS brand, including the American Idol series in the United States and, to a lesser extent, its foreign adaptations. Our revenue and income derived from those television programs depend primarily upon the initial and continued acceptance of that programming by the public. Public acceptance of particular programming is dependent upon, among other things, the quality of the programming, the strength of networks on which the programming is broadcast, the promotion and scheduling of the programming and the quality and acceptance of competing television programming and other sources of entertainment and information. Popularity of programming can also be impacted by the strength, appeal and continuity of on-air talent. While we believe there has been significant public acceptance for our IDOLS brand as a stand-alone product, the continued value of the IDOLS brand could be materially adversely affected if any of its on-air talent were to lose popularity, be unable or unwilling to participate in our business or compete with the IDOLS brand.

Any one or more of these factors could result in the IDOLS television series losing its popularity among viewers. Regardless of the reason, a decline in the number of television viewers who tune in to the American Idol series and its foreign adaptations could result in lower advertising revenue for the networks that broadcast television shows based on the IDOLS brand and hurt our ability to sell future IDOLS format shows. This, in turn, would have a material adverse effect on our business, operating results and financial condition.

We also rely upon the continued popularity of Elvis Presley and Muhammad Ali and the market for products that exploit their names, images and likenesses. Although we believe that Elvis’ fans will continue to visit Graceland and purchase Elvis-related merchandise, any tarnishing of the public image of Elvis Presley could materially negatively impact our business and results of operations. Moreover, as the life, times and artistic works of Elvis grow more distant in our past, his popularity may decline. If the public were to lose interest in Elvis or form a negative impression of him, our business, operating results and financial condition would be materially and adversely affected.

Our success depends, to a significant degree, on our relationships with third parties, including our co-producers, television broadcasters, and record companies.

Our ability to exploit new entertainment content depends on our ability to have that content produced and distributed on favorable terms. Although we have strong relationships in the entertainment industry, there can be no guarantee that these relationships will endure or that our production and distribution partners will honor their obligations to us. For example, we depend heavily on the companies that co-produce and broadcast the American Idol series in the United States, namely Fox and FremantleMedia. We also depend on FremantleMedia for all merchandising and licensing associated with the American Idol brand. Similarly, we depend on affiliates of Sony Music to make and distribute recordings by IDOLS winners in the United States, the United Kingdom and other significant markets and to pay us royalties on record sales and advance us monies against those royalties. We advance funds to the winners, after they sign recording contracts, from the monies we receive from Sony Music. We also rely on Sony Music to distribute recordings featuring Elvis Presley. Any failure of FremantleMedia, Fox, Sony Music or other third parties on whom we rely to continue to honor their obligations to us and adhere to our past course of dealing and conduct, and to do business with us in the future, would have a material adverse effect on our ability to realize continued revenues from the IDOLS platform. Revenue from Fox, FremantleMedia and Sony Music represented 25%, 5% and 7%, respectively, of our consolidated revenue for the year ended December 31, 2008.

If we are unable to complete or integrate future acquisitions, our business strategy and stock price may be negatively affected.

Our ability to identify and take advantage of attractive acquisition opportunities in the future is an important component in the implementation of our overall business strategy. We may be unable to identify, finance or complete acquisitions in the future. If the market price of our common stock reflects the market’s expectation that we will complete acquisitions in the future, then the price of our common stock may decrease if we are unable to complete such acquisitions.

Even if we are able to complete future acquisitions, they could result in our:

•	incurrence of unanticipated liabilities or contingencies from such acquisitions;

•	incurrence of potential operating losses from such acquisitions;

•	engagement in competition with a larger universe of companies;

•	incurrence of costs relating to possible additional regulatory requirements and compliance costs;

•	issuance of more capital stock, which may dilute our stockholders’ percentage ownership in our company;

•	overpayment for such acquisitions;

•	incurrence of additional amounts of debt; and/or

•	amortization of additional intangible assets.

The successful integration of any businesses we may acquire in the future is a key element of our business strategy. The acquisition and integration of additional businesses involve risks, including:

•	the diversion of management’s time and attention away from operating our business to acquisition and integration challenges;

•	our entry into markets and geographic areas where we have limited or no experience;

•	the potential loss of key employees, artists or customers of the acquired businesses;

•	the potential need to implement or remediate controls, procedures and policies appropriate for a public company at businesses that prior to the acquisition lacked these controls, procedures and policies;

•	the integration of culturally diverse employees; and

•	the need to integrate each business’ accounting, information management, human resources, contract and intellectual property management and other administrative systems to permit effective management.

We may be unable to effectively integrate businesses we may acquire in the future without encountering the difficulties described above. Failure to effectively integrate such businesses could have a material adverse effect on our business, operating results or financial condition. In addition, the combined companies may not benefit as expected from the integration.

We may not be able to manage our expected growth, which could adversely affect our operating results.

We intend to continue to significantly grow our company’s business. Our anticipated growth could place a strain on our management, employees and operations. Our ability to compete and to manage our future growth effectively will depend on our ability to implement and improve financial and management information systems on a timely basis and to effect changes in our business, such as implementing internal controls to handle the increased size of our operations and hiring, training, developing and managing an increasing number of experienced management-level and other employees. Unexpected difficulties during expansion, the failure to attract and retain qualified employees or our inability to respond effectively to recent growth or plan for future expansion, could adversely affect our business, operating results and financial condition.

Certain affiliates, minority interests and third parties have the right to exploit our intellectual property for commercial purposes and may exercise those rights in a manner that negatively affects our business.

Certain partners, co-owners and third party licensees have the right to commercially exploit certain of our intellectual property, including through shared music publishing rights and film and television production and distribution agreements. We receive a share of the resulting revenue. Our revenue share under such agreements depends on the ability of third parties to successfully market that content. If such third parties exploit our intellectual property in a manner that diminishes its value, or adversely affects the goodwill associated with such intellectual property, there may be a material adverse effect on our business, operating results and financial conditions.

Our intellectual property rights may be inadequate to protect our business.

Our intellectual property, including the rights to the names, images and likenesses of Elvis Presley and Muhammad Ali, and the name, trademark and service mark “American Idol,” is material to our operations. If we do not or cannot protect our material intellectual property rights against infringement or misappropriation by third parties, (whether for legal reasons or for business reasons relating, for example, to the cost of litigation), our business, operating results and financial condition may be materially adversely affected.

We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright, rights of publicity, and other laws, as well as licensing agreements and confidentiality and assignment agreements. Because of the differences in foreign trademark, patent, copyright and other laws concerning proprietary rights and various foreign and U.S. state laws concerning publicity rights, our intellectual property rights may not receive the same degree of protection in one jurisdiction as in another. Although we believe that our intellectual property is enforceable in most jurisdictions, we cannot guarantee such validity or enforceability. In addition, the cost of enforcement of our intellectual property rights may be significant. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, operating results and financial condition.

We rely on trademarks, trade names, and brand names to distinguish our products, services and content from those of our competitors, and have registered or applied to register some of these trademarks in jurisdictions around the world. In addition, FremantleMedia has registered on our behalf some trademarks, which we co-own, including the trademark “American Idol” and its logo. With respect to applications to register trademarks that have not yet been accepted, we cannot assure you that such applications will be approved. Third parties may oppose the trademark applications, seek to cancel existing registrations or otherwise challenge our use of the trademarks. If they are successful, we could be forced to re-brand our products, services and content, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. We also grant third parties the right to use our trademarks. In an effort to preserve trademark rights, we enter into license agreements with these third parties which govern the use of the trademarks, and which require our licensees to abide by quality control standards with respect to the goods and services that they provide under the trademarks. Although we make efforts to police the use of the trademarks by our licensees, we cannot make assurances that these efforts will be sufficient to ensure that our licensees abide by the terms of their licenses. In the event that our licensees fail to do so, the trademark rights could be diluted, or subject to challenge or invalidation.

Although we rely on copyright laws to protect the works of authorship created by us or transferred to us via assignment or by operation of law as work made for hire, we do not typically register our works. Copyrights in works of U.S. origin authored after January 1, 1978 exist as soon as the works are authored and fixed in a tangible medium; however, the works must be registered before the copyright owners may bring an infringement action in the United States. Furthermore, if a copyrighted work of U.S. origin is not registered within three months of publication of the underlying work or before the act of infringement, the copyright owner cannot recover statutory damages or attorneys’ fees in any U.S. enforcement action; rather, the owner must prove he suffered actual damages or lost profits. Accordingly, if one of our unregistered works of U.S. origin is infringed by a third party, we will need to register the work before we can file an infringement suit in the United States, and our remedies in any such infringement suit could be limited. Furthermore, copyright laws vary from country to country. Although copyrights that arise under U.S. and U.K. law will be recognized in most other countries (as most countries are signatories of the Berne Convention and the Universal Copyright Convention), we cannot guarantee that courts in other jurisdictions will afford our copyrights the same treatment as courts in the United States or the United Kingdom.

In addition to copyright and trademark protection, we rely on the rights of publicity to prevent others from commercially exploiting Elvis Presley’s and Muhammad Ali’s names, images and likenesses. At this time, there is no federal statute protecting our rights of publicity to Elvis Presley’s and Muhammad Ali’s names, images and likenesses. As a result, we must rely on state law to protect these rights. Although most states have recognized the rights of publicity to some extent, not all 50 states have expressly done so through their statutes or their respective common law and certain of the states which have recognized such rights have imposed certain limitations on the enforcement of these rights. Consequently, there is no guarantee that the rights of publicity are enforceable in every state. Additionally, many countries outside of the United States do not recognize the rights of publicity at all or do so in a more limited manner. Consequently, there is no guarantee that we will be able to enforce our rights of publicity in these countries.

The departure of or failure to recruit key personnel could have a detrimental effect on us.

Our success will depend to a significant extent upon a limited number of members of senior management and other key employees, particularly Robert F.X. Sillerman, our Chairman and Chief Executive Officer, and Simon Fuller, the Chief Executive Officer of 19 Entertainment. The loss of the services of either of Messrs. Sillerman or Fuller, or one or more key managers or other key creative, marketing or management employees, could have a material adverse effect on our business, operating results or financial condition. In addition, we believe that our future success will depend in large part upon our ability to attract and retain additional management and marketing personnel. There can be no assurance we will be successful in attracting and retaining such personnel, and the failure to do so would have a detrimental effect on our business, operating results and financial condition.

We may not be able to obtain additional debt or equity financing on favorable terms, or at all.

We expect that we will require additional financing over time. The terms of any additional financing we may be able to procure are unknown at this time.

As referenced elsewhere herein, the credit markets and the general economy are currently experiencing a period of large-scale turmoil and upheaval. As a result, debt financing from the capital markets, when available, has become very expensive. We are in discussions with respect to increasing our available debt capacity through new debt financing. Based on the current debt market, we expect that any new debt financing will be at interest rates in excess of the interest rates currently required under our existing credit facility.

In addition to the foregoing, our access to third party sources of capital will depend, in part, on:

•	the market’s perception of our then-current performance and growth potential;

•	our then-current debt levels;

•	our then-current and expected future earnings;

•	our cash flow; and

•	the market price per share of our common stock.

Any future debt financing or issuances of preferred stock that we may make will be senior to the rights of holders of our common stock, and any future issuances of equity securities, including pursuant to this prospectus, will result in the dilution of the then-existing stockholders’ proportionate equity interest in our company.

To the extent we maintain international operations and generate revenue in foreign currencies, and currency exchange rates become unfavorable, our results of operations may be adversely affected.

As we expand our international operations, more of our customers may pay us in foreign currencies. Currently, we maintain significant operations in the United Kingdom and receive payments from FremantleMedia with respect to our IDOLS agreement in U.S. dollars and U.K. pounds sterling. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates. If the currency exchange rates were to change unfavorably, the value of revenue we generate in foreign currencies could decrease when converted to U.S. dollars and the amount of expenses we incur in foreign currencies could increase when converted to U.S. dollars. This could have a negative impact on our reported operating results. While our company does not currently utilize hedging strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures, we may choose to implement them in the future to mitigate this risk. The use of hedging strategies may not eliminate our exposure to foreign exchange fluctuations. Additionally, hedging programs expose us to risks that could adversely affect our operating results, including the following:

•	Hedging programs are inherently risky and we could lose money as a result of poor trades; and

•	We may be unable to hedge currency risk for some transactions because of a high level of uncertainty or the inability to reasonably estimate our foreign exchange exposures.

We depend upon distributions from our operating subsidiaries and joint ventures to fund our operations.

We conduct substantially all of our operations through our subsidiaries and certain joint ventures. Before making distributions to us, our subsidiaries and joint ventures must first satisfy their cash needs, which may include salaries of their executive officers and employees, insurance, professional fees and service of indebtedness that may be outstanding at various times. Financial covenants under future credit agreements, or provisions of the laws of Delaware, where we are organized, or Tennessee or England and Wales, where certain of our subsidiaries are organized, may limit our subsidiaries’ and joint ventures’ abilities to make sufficient dividend, distribution or other payments to us. Creditors of our subsidiaries and joint ventures (including trade creditors) will be entitled to payment from the assets of those subsidiaries and joint ventures before those assets can be distributed to us. The inability of our operating subsidiaries and certain joint ventures to make distributions to us could have a material adverse effect on our business, operating results and financial condition.

The concentration of ownership of our capital stock with our executive officers and non-independent directors and their affiliates will limit your ability to influence corporate matters.

As of October 9, 2009, our executive officers and non-independent directors together beneficially owned approximately 28.9% of our outstanding capital stock. In particular, Mr. Sillerman, our Chief Executive Officer and Chairman of our board of directors, beneficially owns approximately 20.6% of our outstanding capital stock. Mr. Sillerman therefore has the ability to influence our management and affairs and the outcome of matters submitted to stockholders for approval, including the election and removal of directors, amendments to our charter, approval of any equity-based employee compensation plan and any merger, consolidation or sale of all or substantially all of our assets. This concentrated control may limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our common stock could be adversely affected.

We are subject to extensive governmental regulation, and our failure to comply with regulations could adversely affect our business, operating results and financial condition.

Our businesses are regulated by domestic and foreign governmental authorities in the jurisdictions in which we operate and therefore we must comply with diverse and evolving laws and regulations. These laws and regulations relate to, among other things, management, licensing, foreign investment, use of confidential customer information and content. Our failure to comply with all applicable laws and regulations could result in, among other things, regulatory actions or legal proceedings against us, the imposition of fines, penalties or judgments against us or significant limitations on our activities. In addition, the regulatory environment in which we operate is subject to change. New or revised requirements imposed by governmental authorities could have adverse effects on us, including increased costs of compliance. Changes in the regulation of our operations or changes in interpretations of existing laws and regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and exposing us to significant liabilities.

Our business involves risks of liability associated with entertainment content, which could adversely affect our business, operating results and financial condition. As an owner and developer of entertainment content, we may face potential liability for any of:

•	defamation;

•	invasion of privacy;

•	copyright infringement;

•	actions for royalties and accountings;

•	trademark misappropriation;

•	trade secret misappropriation;

•	breach of contract;

•	negligence; and/or

•	other claims based on the nature and content of the materials distributed.

These types of claims have been brought, sometimes successfully, against broadcasters, publishers, merchandisers, online services and other developers and distributors of entertainment content. We could also be exposed to liability in connection with material available through our Internet sites. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, operating results and financial condition.

We face liquidity risks in the operation of our business and our cash flows from operating activities and cash on hand may prove insufficient to repay our indebtedness and other obligations when they become due.

We may have to repay the following indebtedness and pay the following obligations:

•	As of June 30, 2009, we had $100.0 million outstanding under our existing credit facility, which matures on May 24, 2011;

•	We have granted to certain of the sellers of 19 Entertainment, including Simon Fuller, a put right, during a period of 20 business days beginning March 17, 2011, to cause us to purchase up to 534,082 shares of our common stock from them at a price of $13.18 per share;

•	The Promenade Trust has the right to require us to purchase some or all of its remaining 15% ownership interest in the Presley business at any time at a price based on the then current fair market value of the interests being purchased; and

•	The Ali Trust has the right to require us to purchase all of its remaining 20% ownership interest in the Ali business beginning on April 6, 2011, at a price based on the then current fair market value of the Ali Business.

As referenced elsewhere herein, the credit markets and the general economy are currently experiencing a period of large-scale turmoil and upheaval. As a result, debt or equity financing from the capital markets may be expensive or perhaps not be available on acceptable terms. See “— We may not be able to obtain additional debt or equity financing on favorable terms, or at all.” We may not have sufficient cash flows from operating activities, cash on hand and available borrowings to repay this indebtedness and pay these obligations if we are unable to obtain refinancing of our existing credit facility on a timely basis, on favorable terms, or at all.

Risks Related to Our Common Stock

We do not anticipate paying cash dividends on our common stock in the foreseeable future, and the lack of cash dividends may have a negative effect on our stock price.

We have never declared or paid any cash dividends or cash distributions on our common stock. We currently intend to retain any future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, the terms of our existing credit facility currently restrict, and we expect the terms of any future credit agreement will restrict, the payment of cash dividends on our common stock.

Certain provisions of Delaware law and our charter documents could discourage a takeover that stockholders may consider favorable.

Certain provisions of Delaware law and our certificate of incorporation and by-laws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, subject to the right of the stockholders to elect a successor at the next annual or special meeting of stockholders, which limits the ability of stockholders to fill vacancies on our board of directors.

•	Our stockholders may not call a special meeting of stockholders, which would limit their ability to call a meeting for the purpose of, among other things, voting on acquisition proposals.

•	Our by-laws may be amended by our board of directors without stockholder approval, provided that stockholders may repeal or amend any such amended by-law at a special or annual meeting of stockholders.

•	Our by-laws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may not be taken by written action in lieu of a meeting.

•	Our certificate of incorporation does not provide for cumulative voting in the election of directors, which could limit the ability of minority stockholders to elect director candidates.

•	Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting. These provisions may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•	Our board of directors may authorize and issue, without stockholder approval, shares of preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire our company.

As a Delaware corporation, by an express provision in our certificate of incorporation, we have elected to “opt out” of the restrictions under Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (1) shares owned by persons who are directors and also officers of the corporation and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	On or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In this context, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s outstanding voting securities.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We elected to “opt out” of Section 203 by an express provision in our original certificate of incorporation. However, subject to certain restrictions, we may elect by an amendment to our certificate of incorporation to be subject to Section 203. Such an amendment would not, however, restrict a business combination between us and an interested stockholder if that stockholder became an interested stockholder prior to the effective date of such amendment.

Our certificate of incorporation may only be amended by the affirmative vote of a majority of the outstanding shares of common stock at an annual or special meeting of stockholders and specifically provides that our board of directors is expressly authorized to adopt, amend or repeal our by-laws. The by-laws additionally provide that they may be amended by action of the stockholders at an annual or special meeting, except for certain sections relating to indemnification of directors and officers.

Failure to comply with the Nasdaq’s requirements regarding the composition of our board of directors could result in the delisting of our common stock on Nasdaq and adversely affect the market for our common stock.

In order for our common stock to continue to be listed on the The NASDAQ Global Market, we must comply with listing standards regarding the independence of the members of our board of directors. In particular, the Nasdaq’s rules require that a majority of our directors be “independent,” as defined under the Nasdaq’s rules. We do not currently meet these requirements as a result of Mr. John Miller’s resignation from our board of directors on January 12, 2009. Compliance with the Nasdaq’s listing requirements will require us to increase the number of independent directors on our board of directors, seek the resignation of directors who are not independent, or some combination thereof by the earlier of our next annual stockholders meeting or one year from the occurrence of the resignation; provided, however, that if the annual stockholders meeting occurs no later than 180 days following the resignation, we instead will have 180 days from the resignation to regain compliance. If we are unable to change the composition of our board of directors to comply with these requirements, our common stock may be delisted from The NASDAQ Global Market and the liquidity and trading price of our common stock may be adversely affected.

The conversion rights of our Series B Convertible Preferred Stock may be detrimental to holders of our common stock.

We have 1,491,817 shares of Series B Convertible Preferred Stock outstanding. The shares of Series B Convertible Preferred Stock are convertible by its holders into shares of common stock at any time at a conversion price equal to the stated value of $15.30, subject to adjustments in connection with standard anti-dilution protections for stock splits, stock dividends and reorganizations. The shares of Series B Convertible Preferred Stock become convertible at our option from and after the third anniversary of the date of issuance, if, at any time, the average closing price of our common stock over a thirty-day trading period equals or exceeds 150% of the conversion price. During the period beginning August 7, 2012 and ending August 7, 2013, we can, at our sole discretion, redeem the outstanding shares of Series B Convertible Preferred Stock, in whole or in part, for an aggregate price equal to their stated value plus accrued but unpaid dividends through the date of redemption. If we do not exercise this redemption right, the conversion price for all remaining shares of Series B Convertible Preferred Stock is thereafter reduced to the lower of (i) the conversion price then in effect and (ii) the average closing price of our common stock over a thirty-day trading period measured as of the last day of the redemption period.

The conversion of our Series B Convertible Preferred Stock for our common stock would dilute stockholder ownership in our company, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity or equity-linked securities. Any adjustments to the conversion rates of the Series B Convertible Preferred Stock could exacerbate their dilutive effect.

USE OF PROCEEDS

The proceeds from the sale of each selling stockholder’s common stock will belong to that selling stockholder. We will not receive any proceeds from such sales.

SELLING STOCKHOLDERS

The Selling Stockholders acquired the shares being registered hereby from Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer, pursuant to a Stock Purchase Agreement dated October 9, 2009. In connection with that transaction and in satisfaction of a condition thereto, the Company entered into a Registration Rights Agreement with the selling stockholders pursuant to which the Company agreed to commence the process to effect a registration of the purchased shares as soon as commercially possible, but in no event later than forty-eight hours following the date of the purchase. This registration statement is being filed pursuant to and in accordance with the terms of the aforementioned Registration Rights Agreement.

The table below, which was prepared based on information filed publicly or supplied to us by the selling stockholders, sets forth the name of each selling stockholder, the number of shares and percentage of our common stock and the total voting power beneficially owned by each selling stockholder as of October 9, 2009, the number of shares of common stock being sold in this offering and the number of shares and percentage of our common stock and the total voting power to be beneficially owned by each selling stockholder after the completion of this offering. Information concerning any of the selling stockholders may change from time to time, and any changed information will be presented in a prospectus supplement as necessary. Please carefully read the footnotes located below the table in conjunction with the information presented in the table.

The number of shares disclosed in the table below as “beneficially owned” are those beneficially owned as determined under the rules of the Securities and Exchange Commission. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.

The percentages of beneficial ownership are based on 93,039,593 shares of common stock outstanding on October 9, 2009. Unless otherwise indicated, and subject to community property laws where applicable, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

	Beneficial Prior to			Beneficial Ownership
	Offering Ownership		Maximum	After Offering
	Number of		Number of	Number of
	Shares of		Shares	Shares of
Name of Selling	Common		Offered in	Common
Stockholder	Stock	Percentage	this Offering	Stock	Percentage

SMALLCAP World Fund, Inc.	6,250,000	6.7%	6,250,000	—	*
American Insurance Funds Series, Global Small Capitalization Fund	1,600,000	1.7%	1,600,000	—	*

*	Less than one percent.

The selling stockholders are investment companies registered under the Investment Company Act of 1940. Capital Research and Management Company (CRMC), an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to the selling stockholders. A division of CRMC, Capital Research Global Investors, is deemed to be the beneficial owner of shares held by these selling stockholders for ownership reporting purposes under Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which we refer to in this prospectus as the Exchange Act.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell their shares of common stock on The NASDAQ National Market® or in privately negotiated transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale.

The selling stockholders may sell the shares of common stock by one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades, as referenced above, in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	private sales or private transactions; or

•	a combination of any of these methods of sale or any other legally available means, whether or not described in this prospectus.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

In connection with sales of the shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions only to the extent permitted by the Securities Act and any applicable securities laws of any state of the United States. These broker-dealers may in turn engage in short sales of the shares of common stock and deliver shares of common stock to close out such short positions, or loan or pledge shares of common stock to broker-dealers that may in turn sell such securities. A selling stockholder may pledge or grant a security interest in some or all of the shares of common stock that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus. The selling stockholders may also transfer and donate shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be selling stockholders for the purposes of this prospectus.

Selling stockholders may decide not to sell all or a portion of the common stock offered by them pursuant to this prospectus. In addition, any selling stockholder may transfer, devise or give the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A under the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus.

We will not receive any proceeds from sales of any shares of common stock by the selling stockholders.

The selling stockholders and any other persons participating in the distribution of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any such other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability to engage in market-making activities with respect to the common stock.

The selling stockholders are responsible for all costs and expenses incurred by them in connection with the sales of the shares of common stock, including any underwriting, brokerage or transactions fees as well as all legal fees of counsel retained by the selling stockholders with respect to the registration and sale of the shares.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Greenberg Traurig LLP, New York, New York. A shareholder of Greenberg Traurig, LLP beneficially owns 54,261 shares of our common stock

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K (as amended by Form 8-K) as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the retrospective adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 with respect to the common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits to that Registration Statement. For further information with respect to us and the common stock, we refer you to the Registration Statement and its exhibits. We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. We maintain a website at www.ckx.com. With the exception of the documents we file with the Securities and Exchange Commission, the information contained on our website is not incorporated by reference in this prospectus and you should not consider it part of this prospectus.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the shares of common stock offered by this prospectus are sold. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

We hereby incorporate by reference the following documents:

•	our annual report on Form 10-K for the year ended December 31, 2008 (excluding items 6, 7 and 8) and our amendments to that annual report on Form 10-K/A filed on April 30, 2009 and Form 8-K filed on October 14, 2009;

•	our quarterly reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009;

•	our current reports on Form 8-K filed on January 7, 2009, January 15, 2009, February 5, 2009, June 9, 2009, July 13, 2009, October 13, 2009 and October 14, 2009;

•	our proxy statement on Schedule 14A for the 2008 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on November 24, 2008; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on January 23, 1989, as amended by Amendment No. 1 to Form 8-A on Form 8-A/A filed with the Securities and Exchange Commission on July 27, 2005.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement.

You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

CKX, Inc.
650 Madison Avenue
New York, New York 10022
(212) 838-3100

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses (other than underwriting discounts and commissions) payable by CKX, Inc. (the “Registrant”) in connection with the sale of the common stock offered in this Registration Statement are as follows:

Securities and Exchange Commission registration fee	$2,742

Printing and engraving expenses	10,000

Legal fees and expenses	5,000

Accounting fees and expenses	10,000

Miscellaneous	2,258

Total	30,000

All expenses are estimated except for the Securities and Exchange Commission registration fee.

Item 15.	Indemnification of Directors and Officers

Delaware General Corporation Law.  Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the Delaware General Corporation Law states that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation.  The Registrant’s certificate of incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

Bylaws.  The Registrant’s bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the Delaware General Corporation law.

Insurance Policies.  In addition, the Registrant maintains a liability insurance policy pursuant to which its directors and officers may be indemnified against liabilities that they may incur for serving in their capacities as directors and officers of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16.	Exhibits.

The following exhibits are included herein or incorporated herein by reference.

Exhibit
Number		Description

5	.1*	Opinion of Greenberg Traurig, LLP.
23	.1*	Consent of Deloitte & Touche LLP.
23	.2*	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).
24	.1*	Power of Attorney (included on signature page of Registration Statement).

 * Filed herewith

**	To be filed by amendment or as an exhibit to a current Report on Form 8-K of the registrant and incorporated herein by reference

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

A. To include any prospectus required by Section 10(a) (3) of the Securities Act;

B. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

C. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A), (B) and (C) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

1. each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

2. each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the registrant and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13 (a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, County of New York, State of New York, on October 14, 2009.

CKX, INC.

By:	/s/ Robert F.X. Sillerman Name: Robert F.X. Sillerman Title: Chairman and Chief Executive Officer

Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Howard J. Tytel and Thomas P. Benson or either of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert F.X. Sillerman Robert F.X. Sillerman	Chairman and Chief Executive Officer (Principal Executive Officer), Director	October 14, 2009

/s/ Thomas P. Benson Thomas P. Benson	Chief Financial Officer (Principal Financial and Accounting Officer), Executive Vice President	October 14, 2009

/s/ Mitchell J. Slater Mitchell J. Slater	Senior Executive Vice President, Chief Operating Officer, Director, Member of the Office of the Chairman	October 14, 2009

/s/ Howard J. Tytel Howard J. Tytel	Senior Executive Vice President, Director of Legal and Governmental Affairs, Director, Member of the Office of the Chairman	October 14, 2009

/s/ Simon Fuller Simon Fuller	Director	October 14, 2009

/s/ Edwin M. Banks Edwin M. Banks	Director	October 14, 2009

/s/ Edward Bleier Edward Bleier	Director	October 14, 2009

Signature	Title	Date

/s/ Jerry L. Cohen Jerry L. Cohen	Director	October 14, 2009

/s/ Carl D. Harnick Carl D. Harnick	Director	October 14, 2009

/s/ Jack Langer Jack Langer	Director	October 14, 2009

/s/ Priscilla Presley Priscilla Presley	Director	October 14, 2009